SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or § 240.14a-12

RICA FOODS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RICA FOODS, INC.

1840 CORAL WAY

SUITE 101

MIAMI, FLORIDA 33145

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 3, 2003

To the Shareholders of

Rica Foods, Inc.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) of Rica Foods, Inc., a Nevada corporation (the “Company”), will be held on November 3, 2003, at 5:00 p.m., local time, at the Mayfair Hotel, 3000 Florida Avenue, Coconut Grove, Florida, 33133, for the following purposes:

•	To elect eight members of the Company’s Board of Directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To consider and vote upon a proposal to approve of and ratify the selection of Stonefield Josephson, Inc. as the Company’s independent auditors for the fiscal year ending September 30, 2003; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on Wednesday October 1, 2003 are entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors,

MONICA CHAVES

SECRETARY

Miami, Florida

Friday October 10, 2003

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

2003 ANNUAL MEETING OF SHAREHOLDERS

OF

RICA FOODS, INC.

PROXY STATEMENT

November 3, 2003, 5:00 p.m. local time,

Mayfair Hotel, Miami, Florida 33133

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Rica Foods, Inc., a Nevada corporation (the “Company”), of proxies from the holders of the Company’s common stock, par value $.001 per share (the “Common Stock”), for use at the 2003 Annual Meeting of Shareholders of the Company to be held at the Mayfair Hotel, 3000 Florida Avenue, Coconut Grove, Florida 33133, on November 3, 2003, at 5:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”), pursuant to the foregoing Notice of Annual Meeting of Shareholders.

The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is October 10, 2003. Shareholders should review the information provided herein in conjunction with Amendment No. 2 to the Company’s Annual Report on Form 10-K/A, which accompanies this Proxy Statement. The complete mailing address, including zip code, of the Company’s principal executive offices is 1840 Coral Way, Suite 101, Miami Florida 33145, and its telephone number is (305) 858-9480.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation shall be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE MEETING

At the Annual Meeting, the Company’s shareholders will consider and vote upon the following matters:

1.	The election of eight members to the Company’s Board of Directors to serve until the next Annual Meeting of Shareholders of the Company’s or until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to approve of and ratify the selection of Stonefield Josephson, Inc. as the Company’s independent auditors for the fiscal year ended September 30, 2003; and

3.	Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted: (1) FOR the election of the eight nominees for director named below; and (2) FOR the approval of and ratification of Stonefield Josephson, Inc. as the Company’s independent auditors for the fiscal year ending September 30, 2003.

In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made. The Board does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate director nominees. In the event that any other matter should come before the Annual Meeting or any director nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters, in accordance with their best judgment.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Board of Directors has set the close of business on Wednesday, October 1, 2003, as the record date (the “Record Date”) for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 12,811,469 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.

The Company’s Bylaws provide that the presence, in person or by proxy, of the holders of record of one-third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting are necessary to constitute a quorum. Pursuant to the Nevada General Corporation Law, directors (Proposal No. 1) will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Pursuant to the Company’s Bylaws, the affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the ratification of auditors (Proposal No. 2). Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast “for” or “against” the election of any director (Proposal No. 1). However, abstentions are treated as present and entitled to vote and thus have the effect of a vote against the ratification of auditors (proposal No. 2). A broker non-vote on a matter is considered not entitled to vote on that matter and this is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the shares present and entitled to vote has been voted in favor of a proposal.

If less than one-third of the outstanding shares of Common Stock entitled to vote are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place, and notice need not be given for the new date, time or place, if the new date, time or place is announced at the meeting before an adjournment is taken. Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies and shall receive, count and tabulate ballots and votes and determine the results thereof.

A list of shareholders entitled to vote at the Annual Meeting will be available at the Company’s offices, 1840 Coral Way, Suite 101, Miami Florida, 33145, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself, for examination by any shareholder.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder proposal for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in the year 2004 must be received at the principal executive offices of the Company on or before Monday June 15, 2004. Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Shareholders in 2004 may do so by following the procedures prescribed in SEC Rule 14a-8.

After the June 15, 2004 deadline, a Shareholder may present a proposal at our Annual Meeting of Shareholders in 2004 if it is submitted to our Secretary, but we are not obligated to present the matter in our proxy materials. If the proposal is submitted after July 28, 2004, the Company’s proxies will have discretionary authority to vote on such proposal.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Company’s Articles of Incorporation and Bylaws provide that the number of directors shall consist of at least three members and not more than nine members, as shall be designated by the Board of Directors from time to time. The director nominees are: (1) Calixto Chaves; (2) Jorge M. Quesada; (3) Jose Vidal; (4) Dr. Federico Vargas; (5) Alfred E. Smith IV; (6) Luis Lauredo; (7) Grant “Jack” Peeples; and (8) Monica Chaves. Each such nominee currently serves as a Director of the Company, except for Jose Vidal who is being nominated to fill a vacancy left by departing director Pedro J. De Mattheu. If elected, it will be Mr. Vidal’s first time serving as a Board member of the Company.

The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that one or more nominees are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

Our directors and executive officers as of October 1, 2003 and our director nominees are as follows:

Name	Age	Position

Mr. Calixto Chaves	57	Chairman of the Board, Chief Executive Officer, President, and Director

Mr. Jorge M. Quesada	54	Director, Treasurer and Executive President of Pipasa and As De Oros

Mr. Jose Vidal	59	Director Nominee

Dr. Federico Vargas	70	Director and Chairman of the Audit Committee

Mr. Alfred Smith, IV	52	Director

Hon. Amb. Luis Lauredo	54	Director, Member of the Audit Committee and Member of the Compensation Committee

Mr. Grant “Jack” Peeples	73	Director and Member of the Audit Committee

Ms. Monica Chaves	32	Director and Secretary

Ms. Gina Sequeira	33	Chief Financial Officer

Dr. Carlos Zamora	42	Chief Operating Officer

Jose Zamora	49	Production Vice President of As de Oros and Pipasa

The Company’s directors will serve in such capacity until the next annual meeting of stockholders of the Company and until their successors have been elected and qualified. The officers serve at the discretion of the Company’s directors. Monica Chaves, Carlos Zamora and Jorge M. Quesada are the daughter, cousin and brother-in-law of Calixto Chaves, respectively. Otherwise, there are no family relationships among the Company’s officers and directors, nor are there any arrangements or understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Mr. Calixto Chaves. Mr. Chaves is Chairman of the Board, Chief Executive Officer and President of the Company and has served as such since 1996. Mr. Chaves also founded Pipasa in 1969 and served as its Chairman of the Board until September of 2003. He currently serves on the board of directors of Central American Oils and Derivatives, S.A. and American Oleaginous Industry. From 1994 to 1996, he was a board member of Cerveceria Americana, a private brewery. In 1994, he served as an advisor to the President of Costa Rica and the Ministry of Economic Business Affairs. From 1983 to 1985, he was a member of the Board of Directors of the Sugar Cane Agricultural League. From 1982 to 1986, he served as Minister of the Costa Rican Ministry of Industry, Energy and Mines and became Minister of Natural Resources in 1986.

Mr. Jorge M. Quesada. Mr. Quesada has been a member of the Board of Directors of the Company since August 1996 and was the Company’s Chief Financial Officer from August 1996 to September 1998. Mr. Quesada served on the Company’s Audit Committee from August 1996 until June 2001. Mr. Quesada has held numerous positions with Pipasa since 1985, and was Pipasa’s Executive Vice President from 1990 to 1999. Mr. Quesada has served as the Executive President of Pipasa and Corporacion As de Oros, S.A. (“As de Oros”) since March 1, 1999. He was a member of the board of directors of Banco de Fomento Agricola (d/b/a Banco Cuscatlán) from 1991 to 1996. From 1987 to 1991, he was on the board of directors of Financiera Belen, S.A. Mr. Quesada has conducted numerous seminars regarding marketing topics. He obtained his Degree in Business Administration, with an emphasis on Public Accounting, from the University of Costa Rica in 1984.

Mr. Jose Vidal.: Mr. Vidal attended college at University of Costa Rica where he graduated from Economic Science School getting a masters degree in Business Administration with an emphasis in finance. Mr. Vidal has more than 34 years of experience in different administrative areas in Costa Rican as well as United States companies. He has worked as general manager, administrative manager, auditor and chief financial officer of various companies. He has been member of the American Management Association and has also attended to seminars and workshops in the United States.

Dr. Federico Vargas. Dr. Vargas has been a member of the Board of Directors since August 1996 and Chairman of the Audit Committee since July, 2001. Dr. Vargas has also served on the board of directors of Pipasa since January 1995, served on the board of directors of Restaurantes As de Oros, a subsidiary of As de Oros, from November 1999 until June 2001, and served as a member of the board of directors of Financiera Belén from February 1999 until July 2001. He has served as a Professor of Economics and Social Sciences at the University of Costa Rica from 1963 to the present. Dr. Vargas has been extensively involved in political activities since 1974. From 1990 to 1994, he served as a Deputy in the Costa Rican Assembly. From 1993 to 1994, he was Chairman of the Legislative Section of the Partido Liberacion Nacional of Costa Rica. Prior to 1990, Dr. Vargas held a number of political offices including Minister of Finance on two occasions, Ambassador of Costa Rica to the United States, Ambassador of Costa Rica to the Organization of American States, Counselor to the President of Costa Rica in Finance and External Debt, with the rank of Minister of Economics, and Advisor to the President of Costa Rica. Dr. Vargas serves on the boards of directors and advisory bodies of numerous charitable and educational organizations and is the author of a number of publications in economic and educational matters. He obtained his Bachelor’s degree in Business Administration from Nichols College in Massachusetts in 1954 and his Ph.D. from the University of Colorado in 1967. He has also attended the Wharton School of Finance and Commerce at the University of Pennsylvania. Dr. Vargas graduated from the University of Costa Rica with a degree in Business Administration.

Mr. Alfred E. Smith, IV. Mr. Smith has been a member of the Board of Directors of the Company since June, 1994. Mr. Smith has been the Managing Partner of the Wall Street firm of Bear Wagner since April, 2001 and was the Managing Director of Hunter Specialists, LLC, New York, from January 1997 to April, 2001. From 1979 to 1996, he was with CMJ Partners, a New York Stock Exchange member firm. Mr. Smith is the Chairman of the Government Relations Committee of the New York Stock Exchange, Director and Secretary of the Alfred Emanuel Smith Memorial Foundation, Chairman of the Cardinal’s Committee for the Laity-Wall Street Division since 1985, Founder and Chairman of Hackers for Hope since 1989, Director of the Center for Hope since 1989, a Director at the Catholic Youth Organization until 1997, member of the President’s Council of Memorial Sloan Kettering Hospital since 1986, and a member of the New York City Advisory Board of the Enterprise Foundation. Mr. Smith is also a member of the Board of Trustees of St. Vincent’s Hospital and Medical Center, since 1986, and the Cavalry Hospital since 1998, and was a member of the Board of Trustees of Iona Prep School, Saint Agnes Hospital, and Our Lady of Mercy Medical Center. Mr. Smith is a member of the Association of the Sovereign Military Order of Malta. He has received numerous awards for his charity humanitarian work, including “Wall Street 50” Honoree Humanitarian Award, Terence Cardinal Cooke Center in 1999; Man of the Year Award at Iona Prep in 1986, Club of Champions Gold Medal Award of the Catholic Youth Organization, Ellis Island Medal of Honor, the National Brotherhood Award of the National Conference of Christians and Jews, the Graymoor Community Service Award by the Franciscan Friars of the Atonement, the American Cancer Society’s Gold Sword of Hope Award, and the Terence Cardinal Cooke Humanitarian Award by Our Lady of Mercy Medical Center. Mr. Smith was educated at Villanova University.

Honorable Ambassador Luis Lauredo. Mr. Lauredo has served as Director and a member of the Audit Committee of the Company since August 2001. Mr. Lauredo also served as a director from August 1996 until December 1999, at which time he resigned to serve as the United States Ambassador to the Organization of American States. Mr. Lauredo served as Ambassador until June 2001. Mr. Lauredo served as the Chairman of the Audit Committee from August 1996 to July 2000. Mr. Lauredo joined the law firm of Hunton & Williams in July 2001 and works out of its Miami and Washington, D.C. offices, focusing on international trade and governmental affairs. Mr. Lauredo is and has served as a director of Colonial Bank of South Florida since October, 2001. From 1995 to 1999, Mr. Lauredo was President of Greenberg Traurig Consulting, Inc., an affiliate of the international law firm, Greenberg Traurig, Hoffman, Lipoff, Rosen & Quentel. From 1994 to 1995, he was Executive Director of the Summit of the Americas. From 1992 to 1994, he was a Commissioner on the Florida Public Service Commission, as well as Chairman of the International Relations Committee of the National Association of Regulatory Utility Commissioners. In his career, Mr. Lauredo has held a number of positions in the banking industry, including Senior Vice President of the Export-Import Bank of the United States of America. He has represented the President of the United States as special U.S. Ambassador to the inaugurations of the Presidents of Colombia, Venezuela, Brazil, and Costa Rica. He also served as a founding Director of the Hispanic Council on Foreign Affairs (Washington, D.C.). Mr. Lauredo received his B.A. from Columbia University in New York City and has attended the University of Madrid in Spain and Georgetown University Law Center in Washington, D.C.

Mr. Grant “Jack” Peeples. Mr. Peeples has served as a Director and a member of the Audit Committee since August 2001. He served in the Korean War as an Airborne Infantry Officer and Rifle Company Commander. He was awarded Combat Infantryman Badge, Bronze Star for

Valor and Purple Heart. He graduated from the University of Florida College of Law in 1957, joined the law firm of former Governor Leroy Collins in Tallahassee, Florida. Mr. Peeples was appointed as Legislative Counsel to Governor Collins in 1958 and appointed to the Governor’s Cabinet as State Beverage Director in 1959. Mr. Peeples returned to the private practice of law in 1961, specializing in legislative and administrative practice in Tallahassee, Florida; and became the founding partner of Peeples, Earl & Blank in 1970, specializing in environmental law and acting as Senior Trial Counsel in numerous landmark environmental and regulatory cases. Mr. Peeples retired from Peeples, Earl & Blank in 1994 and joined White & Case as Of Counsel. He served as Campaign Chairman and Chairman of the Transition Team for Governor Lawton Chiles as well as the Legislative and Senior Counsel to the Governor. Mr. Peeples has also served as the Vice-Chairman of the Governor’s Commission on Governance, the Vice-Chairman of Governor’s Commission on the Homeless, the Chairman of Florida Aviation Commission, the Co-Chairman of the Dade County Homeless Trust, a Board Member of the Florida Independent College Fund, a Member of the Board of Overseers, a member of the board of the University of Florida Medical School, and representative of the Governor and the Cabinet on the Downtown Development Authority. He has also served as General Counsel and as a member of the Board of Directors of Deltona Corporation, a NYSE company, as a member of the Board of Directors and Chairman of the Audit Committee of United Petroleum Group, a Hunt family company, and as Senior Counsel and a member of the Board of Directors of Senior Networks, Inc.

Ms. Monica Chaves. Ms. Chaves has served as a Director and the Secretary of the Company since 1996 and as a director of Pipasa from October 1999 until September 2003. Ms. Chaves joined Pipasa as assistant manager in the company’s Finance Division in 1991 where she was in charge of Pipasa’s Special Investment Department. In 1996, when the Company went public, Ms. Chaves assumed the Company’s Investor Relations Department. Ms. Chaves also served as the Vice President of Administration of Pipasa and As de Oros from March 1, 1999 until August 2003. Ms. Chaves received a Bachelor’s degree in Business Administration from Saint Michaels College, located in Vermont. Ms. Chaves is the daughter of Mr. Calixto Chaves.

Gina Sequeira. Ms. Sequeira was appointed Chief Financial Officer of the Company on November 8, 2002. She jointed the Company in April of 1996 and has served in the financial and accounting divisions of the Company. Ms. Sequeira obtained her degree in accounting from the Universidad Internacional de las Americas in 1994 and has been a member of the Institute of Certified Public Accountants of Costa Rica since 1998. Ms. Sequeira worked in external auditing prior to her employment with the Company.

Dr. Carlos Zamora. Dr. Zamora has served as the Chief Operating Officer of the Company since July 2001. Dr. Zamora served as the Vice President of the Live Production division of Pipasa from 1999 to July 2001. From 1997 until 1998, Dr. Zamora served as the general vice president of As de Oros, and was responsible for the merger and integration of Pipasa and As de Oros. For ten years prior to the merger, Dr. Zamora served in various capacities in the Company’s Integrated Poultry Production Systems. Dr. Zamora obtained his Doctorate degree in Veterinary Medicine from the Universidad Nacional of Costa Rica in 1988.

Jose Zamora. Mr. Zamora joined the Company in 1974 and has served as the Production Vice President since 1991. He has attended numerous poultry and business administration seminars in Costa Rica and abroad. Mr. Zamora is affiliated with the Costa Rican Poultry Chamber and has been a member of the Junta de Fomento Avicola de Costa Rica.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S

SHAREHOLDERS VOTE “FOR”

THE ELECTION OF THE EIGHT DIRECTOR NOMINEES

Committees and Meetings of the Board of Directors

During the fiscal year ended September 30, 2002, the Company’s Board of Directors held five regularly scheduled meetings, and did not take action by unanimous written consent. Calixto Chaves, Grant “Jack” Peeples, and Alfred Smith, IV attended fewer than 75% of the aggregate of (i) the number of the meetings of the Board which were held during the period that such person served on the Board of Directors and (ii) the number of meetings of committees of the Board of Directors held during the period that such person served on such committee.

The Company has two committees: the Audit Committee and the Compensation Committee. The Company does not a have a Nominating Committee.

The Audit Committee is currently composed of three directors: Dr. Federico Vargas, as Chairman, Mr. Grant “Jack” Peeples, and Hon. Amb. Luis Lauredo. The Audit Committee’s functions include reviewing reports and audits with the Company’s independent public accountants, and reporting their findings to the full Board. The Audit Committee met five times during the fiscal year ended September 30, 2002. The Audit Committee has adopted an Audit Committee Charter. A copy of the Audit Committee charter is included as Appendix A to this Proxy Statement. Each member of the Audit Committee is independent pursuant to Section 121(a) of the AMEX listing standards.

The Compensation Committee is currently comprised of Hon Amb. Luis Lauredo. During the fiscal year ended September 30, 2002, the Compensation Committee was comprised of Mr. Pedro de Mattheu, who served as Chairman, and Hon. Amb. Luis Lauredo. The Compensation Committee’s functions include the establishment and administration of policies for the Company’s compensation programs and the approval of the compensation levels of the executive officers of the Company and its subsidiaries. During the fiscal year ended September 30, 2002, the members of the Compensation Committee participated in one Board meeting and/or Audit Committee meeting at which the topic of executive compensation was discussed. The Compensation Committee did not conduct any meetings during the fiscal year ended September 30, 2002 that were distinct from the compensation discussions conducted at the Board and Audit Committee meetings. Since September 30, 2002, the Compensation Committee has held one meeting and acted three times by unanimous consent to, among other things, ratify the compensation levels of the executive officers of the Company and its subsidiaries for the fiscal year ended September 30, 2002.

Report of the Audit Committee

The Audit Committee reviewed with the Company’s management and the independent auditors overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting. The Audit Committee also discussed with the independent auditors other matters required to be discussed under Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Committee received from the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee engaged in substantive discussions with the auditors regarding their independence from the Company.

In performing all of these functions, the Audit Committee acts only in an oversight capacity, and, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions and on the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Amendment No.2 to the Company’s Form 10-K/A for the fiscal year ended September 30, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Dr. Federico Vargas (Chairman)

Hon. Amb. Luis Lauredo

Mr. Grant “Jack” Peeples

Legal Proceedings

On January 24, 2003, the Staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) notified the Company that it was conducting an informal inquiry of the Company. In response to such notification, the Company began providing the Staff information. The Company and the Staff have been in detailed settlement conversations since February 10, 2003.

On August 15, 2003 , the Commission filed a settled civil injunctive action against the Company, the Company’s Chief Executive Officer (the “CEO”) and the Company’s Chief Financial Officer (the “CFO”) for violations of the CEO and CFO certification requirements of the Sarbanes-Oxley Act of 2002. The Company, the CEO and the CFO have consented, without admitting or denying the allegations in the Commission’s complaint, to the entry of a Final Judgment of Permanent Injunction and Other Relief (“Final Judgment”).

According to the Commission’s complaint, on January 13, 2003, the Company filed a Form 10-K annual report with the Commission containing a purportedly unqualified independent auditor’s report from Deloitte & Touche. The audit report represented that the Company’s consolidated financial statements were presented fairly and in conformity with generally accepted accounting principles. At the time of the filing, however, Deloitte & Touche had not provided the Company with a signed audit report and, according to the Commission’s complaint, the Company’s financial statements contained material classification errors.

The Final Judgment will permanently enjoin the Company from violating Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 12b-20 and 13a-1 thereunder, which governs the accuracy of the issuer books and records and financial disclosures. The Final Judgment will also permanently enjoin the CEO and CFO from violating Section 13(b)(5) of the Exchange Act and Rule 13a-14 thereunder and from aiding and abetting violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20 and 13a-1 thereunder. The Final Judgment will further order the CEO to pay $25,000 in civil penalties, but does not impose a penalty against the CFO based on the sworn financial statements and other financial information she provided to the Commission.

Except for the legal proceedings discussed above, the Company is not aware of any pending, material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse the Company.

Additional Information Concerning Directors

The Company reimburses all members of the Board of Directors for their expenses in connection with their activities as Directors of the Company. Directors of the Company receive additional compensation for their services as Directors at a rate of $200 for each Board Meeting that they attend.

Compliance with Section 16(a) of the Securities Exchange Act 1934

Section 16(a) of the Securities Exchange Act 1934, as amended (the “1934 Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s outstanding Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and report changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of reports furnished to us and written or oral representations that no other reports were required for such persons, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent (10%) beneficial owners have been complied with, except for a Form 4 required to be filed by Alfred Smith, IV in March 2002 and a late filing of a Form 4 required to be filed by Comercial Angui, S.A. in December 2001.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the number of shares of Common Stock of the Company which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director, (iii) certain executive officers of the Company, and (iv) all directors and officers as a group. Unless otherwise indicated, the address of each beneficial owner is Rica Foods, Inc., 1840 Coral Way 101 Miami, Florida 33145

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Shares Owned(1)
Mr. Calixto Chaves	5,548,433	(3)(4)	43.13%
Comercial Angui S.A.	2,238,655	(5)	17.40%
Mr. Jorge M. Quesada	45,794	(6)	*
Ms. Monica Chaves	133,334	(7)	1.04%
Mr. Alfred E. Smith IV	34,534		*
Dr. Carlos Zamora	200		*
Dr. Federico Vargas	0		*
Mr. Jose Vidal	0		*
Hon. Amb. Luis Lauredo	0		*
Mr. Grant “Jack” Peeples	0		*
Ms. Gina Sequeira	200		*
Mr. Jose Zamora	47,295		*
All directors and executive officers as a group (12 persons)	5,809,590	(3)(4)(6)(7)	45.17%

*	Indicates less than 1% of outstanding shares owned.

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 19, 2003 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from June 19, 2003 have been exercised.
(2)	Unless otherwise notes, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(3)	Includes 861,315 shares of Common Stock held of record by Atisbos de Belen, S.A. (“Atisbos”), a Costa Rican corporation wholly-owned by Mr. Calixto Chaves and his wife, 704,857 shares of Common Stock held of record by Inversiones Leytor, S.A., a Costa Rican company wholly-owned by Mr. Chaves, and 298,667 shares of Common Stock held of record by O.C.C., S.A. (“O.C.C.”), a Costa Rican company wholly-owned by Mr. Chaves and his wife. Does not include 133,334 shares owned by his adult daughter and 402,604 shares held of record by RTROSPTVA S.A., A Costa Rican Corporation wholly owned by Jose Pablo Chaves, Mr. Chaves’ adult son.
(4)	Includes 3,683,595 shares of Common Stock held by Inversiones La Ribera (“Ribera”), a Costa Rican corporation owned by Mr. Chaves and his wife.
(5)	Includes 2,238,655 shares of common Stock held by Comercial Angui S.A., a Costa Rican Corporation owned by Mr. Echeverria and his wife.
(6)	Includes 45,794 shares held by Jorque, S.A., a closely-held Costa Rican company whose principal shareholders are the wife and sons of Mr. Jorge Quesada.
(7)	Held of record by Moninternacional, S.A., a Costa Rican corporation owned by Monica Chaves, the adult daughter of Mr. Chaves. Mr. Chaves disclaims any beneficial ownership of these shares.

Potential Change in Control

On July 18, 2003, Mr. Chaves, Monica Chaves, Jose Pablo Chaves, Comerical Angui, and certain other parties (the “Pledging Parties”) pledged, among other things, an aggregate of approximately 8.5 million shares of common stock, including, among others, 5,548,433 million shares beneficially owned by Mr. Chaves, 133,334 shares beneficially owned by Monica Chaves, 402,604 shares beneficially owned by Jose Pablo Chaves and 1,236,655 shares benefically owned by Comerical Angui (collectively, the “Pledged Shares”). The Pledged Shares secure a credit line extended by a financial institution to Mr. Chaves and various corporations affiliated with Mr. Chaves (the “Credit Line”). Unless and until there is a default on the Credit Line, the Pledging Parties will retain voting control over the Pledged Shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended September 30, 2002, 2001 and 2000 the aggregate compensation awarded to, earned by or paid to Mr. Chaves, the Company’s Chief Executive Officer. The table also sets forth the aggregate compensation awarded to, earned by or paid to the other three most highly compensated officers for the fiscal year ended September 30, 2002. No Executive Officer of the Company or its subsidiaries, other than Mr. Chaves, earned compensation in excess of $100,000 during the fiscal years ended September 30, 2000 and 2001. The Company neither granted any restricted stock awards or stock appreciation rights to nor made any long-term incentive plan payouts to any of the Named Executive Officers during the fiscal years ended September 30, 2002, 2001, and 2000.

Name and Principal Position	Fiscal Year	Salary Compensation(1)		Bonus Compensation	All Other Compensation(2)
Calixto Chaves Chief Executive Officer	2002 2001 2000	$ $ $	160,336 145,233 136,764	$3,491	$ $ $	18,133 7,179 5,633
Jorge Quesada Chaves Treasurer and Director	2002		$124,796	$3,106		$15,764
Jose Zamora Production Vice president of As de Oros and Pipasa	2002		$88,159	$2,229		$12,806
Carlos Zamora Chief Operating Officer	2002		$93,362	$2,389		$13,380

(1)	Salary compensation was paid in Costa Rican colones and in dollars. For the purposes of this presentation, all compensation has been converted to U.S. dollars at the then current exchange rate for Costa Rican colones.
(2)	Represents Director’s fees payable for action as a Director of Pipasa and other incentive compensation.

Option Grants

The Company adopted a Stock Option Plan on May 29, 1998, pursuant to which 76 employees from the Company’s subsidiaries have exercised warrants for 7600 shares of the Company’s common stock. The Company did not grant any stock options during the fiscal year ended September 30, 2002 to any Named Executive Officer nor did any of the named executive officers exercised any stock options during the fiscal year ended September 30, 2002.

Employment Agreements and Change in Control Agreements

The Company has no employment agreements and no change in control agreements with any executive officer.

Compensation Committee Interlocks and Insider Participation

The Company has a Compensation Committee currently consisting of Mr. Lauredo. Mr. Lauredo is not now nor ever was an officer of the Company. Prior to his resignation as a Director on February 27, 2003, Mr. de Mattheu also served as a member of the Compensation Committee. Mr. de Mattheu is not nor ever was an officer of the Company. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation plans. The Company has no retirement, pension or profit sharing plans covering its officers and directors, but has contemplated the implementation of such a plan in the future.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and administering the policies for the Company’s compensation programs and for approving the compensation levels of the executives and managers of the Company and its subsidiaries, including its Chief Executive Officer. The Committee also reviews with the Chief Executive Officer guidelines for salaries and bonus awards applicable to the Company’s employees other than its executives and managers.

Statement of Philosophy of Executive Compensation

The executive compensation program of the Company is designed to (i) provide base compensation reasonably comparable to that offered by other leading companies to their executives and managers so as to attract and retain talented personnel, (ii) motivate certain executives and managers to achieve the strategic goals set by the Company, and (iii) further align the interests of the executives and managers with the long term interests of the Shareholders. To implement this philosophy, the Company offers its executives and managers compensation packages that include a mix of salary, the opportunity to receive discretionary incentive bonus awards, and, at times, stock options.

In determining the level and form of executive compensation to be paid or awarded, the Committee relies primarily on the recommendations of the human resources department, which provides the Committee an assessment of the subject executive’s performance and the Company’s performance in light of its strategic objectives. The Committee considered a number of factors in establishing compensation in the fiscal year ended September 30, 2002, none of which was quantified, ranked or assigned relative weight.

•	The Company’s retention of its position as one of the leading producers and distributors of poultry products in Costa Rica.

•	The further diversification, expansion, and broadening of the Company’s core business and new service offerings.

•	Individual performance and contributions to the Company.

•	Individual compensation history.

Salary

The base salary of executives and managers is determined initially by analyzing and evaluating the responsibilities of the position and comparing the proposed base salary with that of executives and managers in comparable positions in other companies. Adjustments are determined by objective factors such as the Company’s performance and the individual’s contribution to that performance and subjective considerations such as additional responsibilities taken on by the executive or manager. The Committee awarded increases in base salary to certain of the executive officers and managers of the Company, including the Chief Executive Officer.

Incentive Awards

In addition to paying a base salary, the Company offers its executives and managers an opportunity to earn discretionary incentive bonuses as a component of overall compensation based on the performance of the individual and the individual’s business unit. For the fiscal year ended September 30, 2002, the Committee awarded bonuses to certain of the Company’s executives and managers.

CEO Compensation

Mr. Calixto Chaves, the Company’s Chief Executive Officer, was paid a salary of $160,336 for the fiscal year ended September 30, 2002. The Committee considered the same factors described above in establishing Mr. Chaves’ compensation, with particular emphasis on Mr. Chaves’ service and various contributions to the Company.

Compensation Committee

Hon. Amb. Luis Lauredo

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Guarantees

Since the Company’s inception in 1969 and since 1991, Mr. Chaves and Mr. Quesada, respectively, have personally guaranteed the repayment of the various notes, loans and credit facilities (the “Credit Arrangements”) of the Company and its various operating subsidiaries. As of August 31, 2003, an aggregate of approximately $35.2 million of the Company’s Credit Arrangements were personally guaranteed by either Mr. Chaves or Mr. Quesada, and Mr. Chaves and Mr. Quesada had personally guaranteed the repayment of $35.1 million and $13.3 million of Credit Arrangements, respectively.

The Company agreed to compensate Mr. Chaves for the guarantee services described above in an amount equal to 1% per annum of the aggregate loan amount subject to his personal guarantee (the “Financial Service Fee”). In satisfaction of the Financial Service Fee, the Company, as of the end of each fiscal quarter, makes a quarterly payment to Mr. Chaves in an amount equal to .25% of the daily average aggregate loan balance subject to the personal guarantees (the “Quarterly Payment”). If, as of the end of each fiscal quarter, Mr. Chaves is indebted to the Company, Mr. Chaves has the option to either, (i) direct the Company to use the quarterly payment to off-set the amount he owes the Company or (ii) receive the Quarterly Payment in cash. Mr. Quesada does not receive, nor has he ever received, any compensation for providing the guarantee services described above.

Loans to Related Parties

Name	September 30, 2001		September 30, 2002		August 31, 2003
Calixto Chaves	$7,665,688	(1)	$6,894,658	(3)	$6,861,356	(4)
Monica Chaves	133,645		n/a		n/a
Maya Tiamx, S.A	30,523	(2)	30,626	(2)	29,286	(2)
Jose Pablo Chaves	61,596		n/a		n/a

(1)	Includes $5,570,126, $431,938 and $903,427 owed to the Company by Ribera, Atisbos and O.C.C., Costa Rican companies owned by Mr. Chaves and his wife. The figure provided also includes $213,551 owed to the Company by Avicola Core Etuba, Ltda. (“Core”), a Brazilian company of which the majority of outstanding shares are beneficially owned by Mr. Chaves.
(2)	Maya TIAMX, S.A., is a Costa Rican company owned by Mr. Jose Pablo Chaves.
(3)	Consists of $5,495,438, $354,442, $793,707 and $251,072 owed to the Company by Ribera, Atisbos, O.C.C. and Core.
(4)	Includes $5,472,493, $338,967, $793,230 and $256,666 owed to the Company by Ribera, Atisbos, O.C.C. and Core.

At various times in the past, Mr. Chaves and companies controlled by him have borrowed money from the Company. Since September 30, 2001, Mr. Chaves’ largest aggregate amount of indebtedness outstanding occurred at September 30, 2001. The loans made to Ribera, Atisbos and O.C.C., all Costa Rican companies owned by Mr. Calixto Chaves and his wife, are evidenced by thirteen promissory notes payable on demand (the “Loans”), nine of which are denominated in U.S. dollars and accrue interest at the rate of 8%, and four of which are denominated in Costa Rican colones and which accrue interest at rates ranging from 16% to 24%.

The amounts outstanding from Core as of August 31, 2003 and September 30,2002, include a promissory note of $128,628, bearing an interest rate of 11%, and other account receivables that originate mainly from expenses incurred in a due diligence process.

Mr. Chaves has provided collateral for the Loans by the subscription of a guarantee trust contract for the benefit of Pipasa. The guarantee contract contains two assets, two farms, with an aggregate value of approximately $4 million, as estimated by real estate brokers as of May 2002. As of the date of this Report, Mr. Chaves has informed the Company that the properties submitted as collateral are free from encumbrance.

Since September 30, 2001, the largest aggregate amount of indebtedness outstanding for both Mr. Jose Pablo Chaves and Ms. Monica Chaves occurred at September 30, 2001. The loans to Mr. Jose Pablo Chaves and Ms. Monica Chaves were evidenced by Notes, which bore interest at a rate of 10.5%.

Loans From Related Parties

Name	September 30, 2001	September 30, 2002	August 31, 2003
Calixto Chaves	$67,671	—	—
Monica Chaves	22,331	—	—

The loans to the Company identified above were principally generated in instances where, for the sake of convenience, expediency or efficiency, the lender advanced expenses for the benefit of the Company. The lenders were repaid but not remunerated for providing such services.

Severance Payments

During fiscal year 2002, the subsidiaries of the Company, Pipasa and As de Oros, authorized the Chief Executive Officer to receive $275,411 as an advanced payment with respect to accrued severance benefits for serving as President of the subsidiaries. The severance benefit was used to satisfy interest expenses on outstanding loans owed to the subsidiaries by the Chief Executive Officer. No cash was disbursed or paid to the Chief Executive Officer in this transaction. This has been presented as a non cash reconciling item on the accompanying consolidated statement of cash flows.

Proposed Transaction

The Company is continuing to explore the development and/or acquisition of strategic business opportunities that it perceives as complementary with its core business. For instance, in December 2000, the Company announced its intent to acquire a majority of the outstanding common stock of Core, a Brazilian company engaged in the production and distribution of poultry products, from the Company’s Chief Executive Officer. In March 2001, the Company agreed to acquire a 75% stake of Core for $3.5 million, and an option for the remaining 25% stake for $1.7 million. The Company is evaluating closely the performance of Core to determine if, when and how the Company should integrate its business with Core, and has postponed indefinitely its acquisition of Core.

On February 20, 2003, Port Ventures, S.A. (“Port Ventures”) and Corporacion As de Oros, S.A. (“As de Oros”), a wholly owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Agreement”), pursuant to which As de Oros agreed to acquire from Port Ventures, 2,040 shares of common stock of Logistica de Granos, S.A. (“Logistica”), representing 51% of the issued and outstanding shares of capital stock of Logistica (the “Shares”), for a purchase price of US$2,580,000 (the “Purchase Price”). Logistica is the owner of 19% of the issued and outstanding capital stock of Sociedad Portuaria de Caldera, S.A. (“SPC”) and Sociedad Portuaria Granelera de Caldera, S.A. (“SPGC”) (collectively, the “Port Companies”). Port the Companies are seeking to acquire concessions (the “Concessions”) being granted by the Government of Costa Rica to refurbish and operate Puerto Caldera, a major seaport located on the Pacific coast of Costa Rica and considered by the Company as strategic to its raw material purchases.

Port Ventures is the sole shareholder of Logistica and Port Ventures is directly owned and controlled by Jose Pablo Chaves Zamora (“Mr. JP Chaves”). Mr. JP Chaves is the indirect holder of approximately 2.17% of the outstanding shares of the Company. Mr. JP Chaves is also the son of the Company’s Chief Executive Officer, Mr. Calixto Chaves. Mr. JP Chaves does not hold any positions or titles with the Company or any of its subsidiaires

The closing of the purchase and sale of the Shares is subject to: (i) the final grant by the Government of Costa Rica of the Concessions and (ii) the execution of definitive agreements between the Government of Costa Rica and each of the Port Companies regarding the construction and operation of Puerto Caldera.

The Agreement provides that Port Ventures may require that As de Oros remit the Purchase Price for the Shares in installments, prior to the fulfillment of the conditions to closing set forth above. Upon such payment, As de Oros will receive a “bill of exchange” for the amount of such Purchase Price. And a pro rata amount of shares will be issued and held by a Trust representing all participants in the Consortiums in escrow until the closing. In the event that the transactions contemplated under the Agreement are not closed, Port Ventures must return to As de Oros the pro rata portion of the Purchase Price paid, plus interest, and As de Oros, must return the bills of exchange. If Port Ventures does not return the portion of the Purchase Price paid, As de Oros may, in its discretion, seek to enforce the bill of exchange.

The Company expects to close this transaction before calendar year 2003, when the definitive approval of the Government of Costa Rica is expected to be obtained.

As of August 31, 2003, As de Oros has remitted approximately of the Purchase Price to Port Ventures (the “Remitted Payment”) in exchange for bills of exchange. The bills of exchange are not secured by tangible assets or readily marketable collateral. In the event the Concessions are not ratified to the Port Companies, the Company anticipates that As de Oros will have limited ability to recoup its investment in Port Ventures. Port Ventures has agreed for As de Oros not need make any further payments until the Concessions are finally ratified.

As with any business acquisition, there can be no assurance that the Company will close these acquisitions and there can be no assurance that these acquisitions efforts will prove to be beneficial to the Company. Even if the Company’s board of directors, audit committee and management team believe the Company should pursue a development or acquisition opportunity and successfully negotiate the contracts critical to such venture, the Company anticipates that it may be required to seek the consent of certain third parties before initiating development efforts or concluding an acquisition. The Company will continue to evaluate financial performance and giving the necessary collaboration in order to obtain the necessary judging elements to arrive to a definite decision.

PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return on the Company’s Common Stock over the last five fiscal years, as compared to the total returns of the NASDAQ Stock Market Index and a group of peer companies (the “Peer Group”). The graph assumes $100 was invested on September 30, 1997 and that all dividends were reinvested in the Company’s Common Stock, the NASDAQ Stock Market Index and the Peer Group.

The Peer Group includes the Company, Cagle’s, Inc., Industrias Bachoco S.A., Pilgrim’s Pride Corporation (CLA and CLB) Sanderson Farms, Inc., Seaboard Corporation, Tyson Foods, Inc., and WLR Food, Inc. The Peer Group consists of companies that are engaged in the poultry slaughtering and processing business. Companies included in the Peer Group were weighted by market capitalization from the beginning of each period for which a return is indicated.

ASSUMES $100 INVESTED ON SEPTEMBER 30, 1997

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING SEPTEMBER 30, 2002

	9/1997	9/1998	9/1999	9/2000	9/2001	9/2002
RICA FOODS, INC.	100.00	112.50	255.55	366.66	80.00	17.33
SIC CODE INDEX	100.00	101.58	165.72	220.07	89.94	70.84
NASDAQ MARKET INDEX-U.S. COS.	100.00	89.91	68.03	44.92	49.04	48.46

APPROVAL AND RATIFICATION OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 2)

As recommended by the Audit Committee, the Board of Directors has designated, subject to the approval of and ratification by the shareholders, the firm of Stonefield Josephson, Inc. as independent auditors to audit and report on the Company’s financial statements for the fiscal year ending September 30, 2003. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is being submitted to the shareholders by the Board in order to give shareholders an opportunity to express their approval or disapproved of the selection of Stonefield Josephson, Inc by the Board of Directors.

Resignation of Deloitte & Touche

On January 23, 2003, Deloitte & Touche provided the Chairman of the Company’s Audit Committee a letter which read as follows:

This is to confirm that the client-auditor relationship between Rica Foods, Inc. (Commission File No. 001-1499) and Deloitte & Touche, S.A. has ceased on January 23, 2003.

The Company believes Deloitte & Touche has resigned as the Company’s independent accountant.

Events Preceding Resignation

Deloitte & Touche began serving as the Company’s auditors on August 5, 2002, reviewed the Company’s Form 10-Q for the quarter ended June 30, 2002 and, until January 23, 2003, was apparently conducting an audit of the Company and its major operating subsidiaries.

Between approximately December 18, 2002 and January 13, 2003, Deloitte & Touche also assisted the Company by providing it comments to the Company’s Form 10-K for the fiscal year ended September 30, 2002 (the “Form 10-K”).

At approximately 5:30 PM on January 13, 2003, the Company filed a Form 10-K with the Securities & Exchange Commission (the “SEC”) for the fiscal year ended September 30, 2002 (the “Form 10-K”). The Form 10-K contained a number of financial errors and appeared to include a signed audit report of Deloitte & Touche (collectively, the “Form 10-K Filing Errors”). However, Deloitte & Touche had not and has never delivered to the Company a signed audit report.

The Company and Deloitte & Touche are not in agreement regarding the sequence of events that resulted in the Form 10-K Filing Errors. For instance, Deloitte & Touche has taken the position that, prior to the filing of the Form 10-K, it informed the Company the Form 10-K contained material financial errors and that Deloitte & Touche would not issue an audit repot until all the alleged errors were corrected. Although the Company recognizes that it was a mistake to file the Form 10-K before confirming actual receipt of the audit report of Deloitte & Touche, the Company does not agree with Deloitte & Touche’s characterization of its last communications with the Company before the filing of the Form 10-K.

As described further below, the Company and Deloitte & Touche were also generally not in agreement regarding the best means of publicly disclosing the Form 10-K Filing Errors.

Immediately after filing the Form 10-K, the Company’s Chief Financial Officer (the “CFO”) immediately contacted Deloitte & Touche to discuss filing an amendment to the Form 10-K that evening. The Company anticipated that the Form 10-K would disclose the errors associated with the Form 10-K filing and include an audit report signed by Deloitte & Touche (the “Form 10-K Amendment Plan”). From the evening of January 13, 2003 until the late afternoon of January 16, 2003, the Company believed that Deloitte & Touche was in agreement with the Form 10-K Amendment Plan.

At approximately 6 PM EST on January 16, 2003, Mr. Castro and Mr. Danillo Villalta, the managing partner of Deloitte’s office in Costa Rica, spoke with the Chairman of the Company’s audit committee, Mr. Federicio Vargas. During the meeting, Mr. Castro and Mr. Villalta informed Mr. Vargas of Deloitte & Touche’s intent to send the letter described below. Mr. Castro also indicated that Deloitte & Touche was considering sending to the SEC a letter comparable to the one described below if Deloitte and Touche’s requests were not met.

At approximately 9 PM EST on January 16, 2003, the Company’s Board of Directors (the “Board”) and Audit Committee of the Company received a letter from Deloitte & Touche which indicated in relevant part:

The 2002 Form 10-K includes an audit report, dated December 13, 2002, that was purportedly issued and signed by “Deloitte & Touche’s on the Company’s consolidated financial statements and related financial statement schedule as of and for the year ended September 30, 2002. Deloitte and Touche has not issued any reports or provided its consent in connection with the Company’s 2002 consolidated financial statements and has not provided, and does not provide, its permission for the Company to use Deloitte & Touche’s name, or reports purportedly signed by “Deloitte & Touche”, in connection with the 2002 Form 10-K.

Deloitte & Touche hereby requests that you take the appropriate action to advise all recipients of the 2002 Form 10-K by filing a Form 8-K with the SEC to state (1) that the use of Deloitte & Touche’s name and the inclusion of the report that was purportedly issued and signed by Deloitte & Touche was unauthorized; (2) that Deloitte & Touche has not issued any reports or provided its consent; and (iii) that Deloitte and Touche is not otherwise associated in any manner with the 2002 Form 10-K.

Deloitte & Touche also hereby requests that you cease and desist from (1) using Deloitte & Touche’s name without its prior written permission, and

(2) using any reports or consents not issued and signed by Deloitte & Touche in any document.

As you are aware, the Company’s consolidated financial statements included in the 2002 Form 10-K are incorrect, and we are working with the Company on the correction of such financial statements. However, since the Company has not yet issued its correct financial statements, we are not in a position to report on the Company’s financial statements.

The Company’s Board, Audit Committee and Executive Officers were surprised by Deloitte & Touche’s communications since the Company believed it had been working with Deloitte & Touche to effectuate the Form 10-K Amendment Plan.

The Board, Audit Committee and Executive Officers were also surprised that Deloitte & Touche had specifically requested language to be included in the Form 8-K that, when read in its entirety, strongly suggested that: (i) Deloitte & Touche had absolutely no involvement in the preparation of the financial statements included in the Form 10-K nor in the inclusion of the audit report in the Form 10-K; and (ii) Deloitte & Touche has provided no indicia of consent to the Company that it could include the signed audit report in the Form 10-K.

The Board and Audit Committee believed that the Form 8-K text proposed by Deloitte & Touche was not fair and balanced disclosure of the historical events. Deloitte & Touche had clearly been serving as the Company’s independent accountant, reviewing its quarterly reports on Form 10-Q, and providing comments to the Form 10-K. The Board and Audit Committee also believe that the actions of Deloitte & Touche leading up to the filing of the Form 10-Kwere contributing factors, among others, that resulted in the filing of the Form 10-K Filing Errors.

Nonetheless, the Board and Audit Committee recognized that the Company had filed a Form 10-K, had not received a signed audit report from Deloitte & Touche and needed to apprise the investing public as soon as possible. On January 17, 2003, the Board and Audit Committee were already concerned that they could no longer rely on Deloitte & Touche’s communications from the late evening of January 13, 2003 to January 17, 2003 to the effect that Deloitte & Touche could be in a position to send the Company a signed audit report within hours or days. Despite repeated requests, Deloitte & Touche had not provided the Company with a specific list of remaining open audit items.

The Board and Audit Committee informed Deloitte & Touche in writing on January 17, 2003 that, given the delays already experienced, the Company believed it would be best to apprise the investing public of any errors in the Form 10-K pursuant to a Form 10-K amendment to be filed on January 20th or 21st of 2003. The Company believed that, relative to a Form 8-K, a Form 10-K Amendment would provide investors far more comprehensive, detailed and balanced textual and financial information.

At 9:40 PM EST on January 17, 2003, Mr. Castro advised the General Counsel and the Chairman of the Company’s Audit Committee that unless the Company filed the form of Form 8-K requested by Deloitte & Touche, Deloitte & Touche would send to the SEC a copy of a letter comparable to Deloitte & Touche’s January 16, 2003 letter to the Company.

The Company became increasingly suspicious of Deloitte & Touche’s actions when Mr. Castro repeatedly refused to discuss the Company’s proposal that it might be in the best interest of the investing public, the Company and Deloitte to announce any Form 10-K deficiencies in a Form 10-K amendment rather than a Form 8-K.

Despite the growing lack of confidence in Deloitte & Touche by the Board and Audit Committee, the CFO continued to incorporate Deloitte & Touche’s comments into a draft Form 10-K Amendment. The Company was not aware of any disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject of the disagreement in connection with its report. The Company also continued to speak to Mr. Castro and draft a Form 8-K.

At approximately 9 PM EST on January 20, 2003 the Company provided Mr. Castro with a proposed draft of the Form 8-K which reads in relevant part as follows:

It has come to the Company’s attention that Deloitte & Touche, the Company’s independent auditors (“Deloitte”), did not provide the Company with a signed audit report for inclusion in the Company’s Form 10-K. Accordingly, the independent accountant’s report apparently contained in the Form 10-K should not be relied upon.

The Company does not intend to file an amendment to its Form 10-K for the fiscal year ended September 30, 2002 until Deloitte has completed its audit and provided the Company with a signed audit report.

The Company has received some preliminary comments from Deloitte and anticipates correcting some errors that appear in its financial statements. The Company does not know if the changes to its financial statements requested by Deloitte will be material. The Company has requested more definitive guidance from Deloitte pursuant to Section 10A(k) of the Securities Exchange Act of 1934 and hopes to hear from Deloitte in the near future.

At approximately 11 PM EST on January 20, 2003, Mr. Castro provided the Company with a proposed draft of the Form 8-K which reads in relevant part as follows:

The Company wishes to advise all recipients of its Form 10-K for the year ended September 30, 2002 filed on January 13, 2003 (1) that the use of the name of Deloitte & Touche, the Company’s independent auditors, and the inclusion of the audit report that was purportedly issued and signed by Deloitte & Touche was unauthorized; (2) that Deloitte & Touche has not issued any reports or provided its consent; and (3) that Deloitte & Touche is not otherwise associated in any manner with the 2002 Form 10-K.

The Company does not intend to file an amendment to its Form 10-K for the fiscal year ended September 30, 2002 until Deloitte & Touche has completed its audit and provided the Company with a signed audit report.

The Company has determined that there are material errors in its consolidated financial statements and will correct those errors in an amended Form 10-K/A as soon as possible.

The Company was discouraged by Deloitte & Touche’s insistence upon including in the text the exact same wording that the Company had previously identified to Deloitte & Touche as less than a fair and balanced disclosure of historical events. The Company was also discouraged by Mr. Castro’s refusal to provide the Company with the contact information of the individuals at Deloitte & Touche’s national office who Mr. Castro claimed were dictating the terms of the proposed Form 8-K.

The Company reiterated its concerns to Deloitte and at approximately 7:30 AM EST on January 21, 2003 Mr. Castro sent the Company another proposed draft of the Form 8-K which reads in relevant part as follows:

The Company wishes to advise all recipients of its Form 10-K for the year ended September 30, 2002 filed on January 13, 2003 (1) that the use of the name of Deloitte & Touche, the Company’s independent auditors, and the inclusion of the audit report that was purportedly issued and signed by Deloitte & Touche was unauthorized; (2) that Deloitte & Touche has not issued any reports or provided its consent; and (3) that Deloitte & Touche is not otherwise associated in any manner with the 2002 Form 10-K.

The Company does not intend to file an amendment to its Form 10-K for the fiscal year ended September 30, 2002 until Deloitte & Touche has completed its audit and provided the Company with a signed audit report.

The Company is aware that the financial statements that were filed on January 13, 2003 contain errors. At this time the Company is not aware of all of the changes to its financial statements that will be required but will correct all errors in an amended Form 10-K/A as soon as possible.

At approximately 3 PM EST on January 21, 2003, Mr. Castro sent the Company an email that reads in relevant part as follows (translated from Spanish):

I confirm to you that the terms in which the revised phrase “3) that Deloitte & Touche is not otherwise associated in any manner with the Company’s 2002 Form 10-K” refers to the filing with the errors that were sent on Monday and in no instance does it mean that we are not involved with the work to complete the audit for the 2002 10-K.

Also, I confirm in writing our conversation regarding the fact that the Form 8-K should be filed no later than one hour prior to the market closing today.

In the event this does not occur, we would be sending the SEC a letter within the same parameters as the one sent via fax to Don Federico last Friday.

Based upon conversations between Mr. Castro and the Company between January 17, 2003 and January 20, 2003, by January 21, 2003 the Company believed that Deloitte & Touche did not intend to provide the Company with a signed audit report for the proposed Form 10-K by the close of business by January 21, 2003. By January 21, 2003, the Company also believed that Deloitte &Touche was not willing to meaningfully negotiate the terms of the Form 8-K.

On January 21, 2003, the Company filed a Form 8-K announcing the following:

It has come to the Company’s attention that Deloitte & Touche, the Company’s independent auditors, did not provide the Company with a signed audit report for inclusion in the Company’s Form 10-K. Accordingly, the independent accountant’s report apparently contained in the Form 10-K should not be relied upon.

The Company does not intend to file an amendment to its Form 10-K for the fiscal year ended September 30, 2002 until Deloitte & Touche has completed its audit and provided the Company with a signed audit report.

The Company has been working with Deloitte & Touche to finalize the financials to be included in the Form 10-K amendment. The Company has received some preliminary comments from Deloitte & Touche and anticipates correcting some errors that appear in the financial statements of the Form 10-K. The Company does not know if Deloitte & Touche will have additional comments to the financial statements or if the requested changes by Deloitte & Touche will be material.

On the evening of January 22, 2003, the CFO, the General Counsel and outside counsel to the Company received a phone call from various representatives of Deloitte & Touche. Deloitte & Touche notified the Company that it was considering withdrawing from its relationship with the Company due to Deloitte & Touche’s inability to trust management of the Company and Deloitte & Touche’s perception that the Company had responded inappropriately to Deloitte’s letter of January 16, 2002. However, Deloitte & Touche confirmed that prior to the filing of the Form 10-K Deloitte & Touche had never called into question its ability to rely upon or trust management of the Company.

On the evening of January 22, 2003, the Board and Audit Committee also received a letter from Deloitte & Touche that reads in relevant parts as follows:

We believe the Form 8-K is inaccurate and did not take into account (a) our letter to you dated January 16, 2003, a copy of which is attached, advising you of the actions we believed the Company should take with respect to the Form 10-K filed by the Company on January 13, 2003 and (b) the extensive comments we provided to you on your proposed draft of the Form 8-K.

Contrary to the statements made in the Form 8-K filed, we believe that the Company was aware that we had neither issued an auditors’ report on the Company’s financial statements for the fiscal year ended September 30, 2002 nor provided our consent in connection with the Company’s 2002 consolidated financial statements included in the 2002 Form 10-K filed on January 13, 2003. Also, we believe that the Company knowingly included an auditors’ report purportedly issued and signed by “Deloitte & Touche.” The Company was also aware, at the time the 2002 Form 10-K was filed, that there were material errors in the consolidated financial statements included in such filing.

As a result of the above, we are seriously evaluating our existing client-auditor relationship.

The Company believes the Form 8-K that it filed did take into account Deloitte & Touche’s prior communications with the Company. The Company believes that the Form 8-K text proposed by Deloitte & Touche was not a fair and balanced disclosure of historical events (see discussion above). In addition, the Board and the Audit Committee believe that the actions of Deloitte & Touche leading up to the filing of the Form 10-K were contributing factors, among others, that resulted in the filing of the Form 10-K Filing Errors.

As noted above, on January 23, 2003, Deloitte & Touche provided the Company notice that the client-auditor relationship between the Company and Deloitte & Touche had ceased.

The Company authorized Deloitte & Touche to respond fully to the inquiries of the Company’s successor accountant concerning the subject matter of each disagreement between the Company and Deloitte & Touche.

Aside from the events described above, the Company does not believe there were any disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject of the disagreement in connection with its report.

See also the “Legal Proceedings” section of this Proxy Statement.

The Company has provided Deloitte & Touche with a copy of the foregoing disclosure regarding its resignation as the Company’s accountant and afforded Deloitte & Touche the opportunity to present its views in this Proxy Statement as to whether it believes such disclosure is incorrect or incomplete. Deloitte and Touche has provided the Company with a letter which provides as follows:

We compared the proposed disclosure with the Company’s filed 8-K dated January 30, 2003 which we had previously reviewed, and noted certain differences. If the Company concludes that a disclosure of our resignation is necessary, the language in the previously filed 8-K should not be altered. Otherwise, we do not agree with the proposed disclosure.

Engagement of Stonefield Josephson, Inc.

On April 1, 2003, the Company engaged the services of Stonefield Josephson, Inc. (“Stonefield Josephson”) as its new independent auditors. Stonefield Josephson was engaged to audit the financial statements of the Company for the fiscal year ending September 30, 2002 and review the financial statements of the Company for the quarter ended December 31, 2002 and each quarter thereafter. The Company engaged Stonefield Josephson in light of factors such as the auditor’s depth of experience, breadth of reserves, commitment to provide exceptional service, ability to handle transaction issues and location of key personnel.

During the Company’s two most recent fiscal years and through April 1, 2003, neither the Company nor any of its subsidiaries consulted Stonefield Josephson regarding any of the following: (i) any matter that was the subject of a disagreement with Deloitte & Touche on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; (ii) any reportable event (as such term is defined in Item 304(a)(1)(v)); or (iii) the application of accounting principles to a proposed or completed transaction or the type of audit opinion that might be rendered on the registrant’s financial statements.

The Company has provided Stonefield with a copy of the foregoing disclosure regarding the engagement of Stonefield as the Company’s accountant and afforded Stonefield the opportunity to present its views in this Proxy Statement as to whether it believes such disclosure is incorrect or incomplete. Stonefield has indicated that it does not have any changes to recommend to the disclosure that was provided to them.

Audit Fees

Stonefield Josephson, Inc. (“Stonefield”) performed the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2002. The aggregate fees billed for professional services rendered by Stonefield for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2002 were as follows:

Audit Fees:	$200,528

Both Arthur Andersen, LLP (“Arthur Andersen”) and Deloitte & Touche reviewed the Company’s financial statements included in the Company’s Form 10-Qs during the fiscal year ended September 30, 2002. The aggregate fees billed for professional services rendered by Arthur Andersen and Deloitte & Touche for the review of such financial statements during the fiscal year ended September 30, 2002 were as follows:

Arthur Andersen
Quarterly Reviews	$75,480
Deloitte & Touche
Quarterly Reviews	$21,500

Financial Information Systems Design and Implementation Fees

Stonefield Josephson, the Company’s principal accountant, did not provide any services related to financial information systems design and implementation for the fiscal year ended September 30, 2002.

All Other Fees

The aggregate fees billed by Stonefield Josephson, the Company’s principal accountant, for services rendered to the Company, other than the services described above under “Audit Fees”, for the fiscal years ended September 30, 2002, were as follows:

Other Fees:	$24,400

These fees are related to services rendered in connection with the preparation of the Company’s tax returns for the fiscal year ended September 30, 2002.

The Audit Committee has considered whether the provision of the non-audit services listed as “All Other Fees” are compatible with maintaining the independence of the Company’s independent auditors.

Stonefield Josephson has no direct or indirect financial interest in the Company or in any of its subsidiaries, nor has it had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee director, officer or employee. The Company anticipates representatives of Stonefield Josephson will be present at the meeting of shareholders and will be afforded an opportunity to make a statement, if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

In the event that the shareholders of the Company do not approve of and ratify the selection of Stonefield Josephson, the Audit Committee will reconsider who the Company should designate as its independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S

SHAREHOLDERS VOTE “FOR” THE APPROVAL AND RATIFICATION

OF STONEFIELD JOSEPHSON, INC. AS THE COMPANY’S INDEPENDENT

AUDITORS

REPORT ON FORM 10-K

The Company’s Annual Report on Amendment No.2 to Form 10-K/A for the fiscal year ended September 30, 2002, as filed with the United States Securities and Exchange Commission, is available to shareholders, without charge, upon written request directed to Monica Chaves, Secretary, Rica Foods, Inc. 1840 Coral Way, Suite 101, Miami Florida, 33145.

OTHER MATTERS

Management knows of no other business to be presented for action at the Annual Meeting, but if any other business should properly come before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder, in their discretion.

By Order of the Board of Directors

October 10, 2003	Monica Chaves Corporate Secretary

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD BACK AS SOON AS POSSIBLE:

ANNUAL MEETING OF STOCKHOLDERS

RICA FOODS, INC.

NOVEMBER 3, 2003

Please Detach and Mail in the Envelope Provided

The undersigned appoints each of Monica Chaves and Jorge Quesada, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Rica Foods that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

[X]    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

The Board of Directors unanimously recommends a vote FOR Proposals 1 and 2.

PROPOSAL NO. 1

VOTE FOR all nominees listed below, except vote withheld from the following nominee (if any): ☐	VOTE WITHHELD FROM ALL NOMINEES ☐

(1)	To elect eight (9)
directors to the
Board of Directors
of Rica to hold office until the next Annual Meeting of Stockholders of Rica following their election or until their successors are duly elected and qualified.

Nominees: (1) Calixto Chaves; (2) Jorge M. Quesada; (3) Jose Vidal; (4) Dr. Federico Vargas; (5) Alfred E. Smith IV; (6) Luis Lauredo; (7) Grant “Jack” Peeples; and (8) Monica Chaves

INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

PROPOSAL NO. 2

(2)	Ratification of the appointment of Stonefield Josephson, Inc. as independent auditors of the Company for the fiscal year ended September 30, 2003	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD AND PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature                                  Dated:                             , 2003                            Signature                          Dated:                         , 2003

                                                                                                                                                   (if held jointly)

IMPORTANT: Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.